EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES LAUNCHES
BLACKBERRY MOBILE SMARTPHONE APPLICATION

ANAHEIM, Calif., Feb. 16, 2009 --Location Based Technologies, Inc. (OTCBB: LBAS), a leading-edge service provider of personal locator devices and services, today announced the launch of its Smartphone application for the BlackBerry’s Curve model of Smartphone. Users can download the PocketFinder® service directly to their handsets at www.handango.com.

According to Dave Morse, CEO of Location Based Technologies, the long awaited Blackberry application is now ready and available to its many users.  The BlackBerry application has been in the works for some time and functions like a PocketFinder personal locator device with all of its features and capabilities. This expansion will deliver immediate business value and allows for the seamless addition of PocketFinder and PetFinder products on most of the most popular Smartphone’s in the market today.

“This is a critical building block in our preparation for the launch of our PocketFinder and PetFinder devices.  With our many other popular Smartphone applications, users now have the ability to stay connected and benefit from every PocketFinder feature including real-time location, zone and speed alerts, instant messaging, and travel history, for one low service fee,” Morse explained. “With so many business travelers using the BlackBerry Smartphone this download delivers significant business value and it works throughout the world – as long as you have phone service you will have the benefits and security that comes with our personal location service.”

Service for the BlackBerry application will be offered for the first 30 days at a special onetime download rate of $9.95. After the first 30 days the application will move to a subscription model of $4.95 per month for all new subscribers and will remain at that price as long as the account is kept current and in good standing.

The PocketFinder family of products uses advanced technology to help families and businesses stay connected. The smallest known single-board GSM/GPS device easily fits into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its location in real time. In addition, the applications include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a device or smartphone leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

About Handango, Inc.

Irving, TX, Handango is the leading provider of Smartphone applications globally for the BlackBerry®, Palm®, Windows Mobile®, Symbian OS®, and AndroidTM platforms. Applications can be downloaded via http://www.handango.com, the industry's leading content delivery platform that allows consumers to purchase mobile apps directly from their smartphone and download them over the air. Handango's content expertise has attracted numerous mobile industry partners including Microsoft, AT&T, Verizon Wireless, T-Mobile, Alltel, Nokia, Research In Motion, Sony Ericsson, Samsung, AOL and The Carphone Warehouse.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contacts:

David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Glenn Busch, Northstar Investments
Investor Relations
(714) 310-8641
glenn@pocketfinder.com